EXHIBIT (J)(2)

                NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. The Post-Effective Amendment of the Registration Statement on Form N-1A (the "Registration Statement") of The Catholic Funds, Inc. ("CFI") of which this Exhibit (j)(2) is a part constitutes such a Securities Act registration statement.

     Effective August 1, 2002, CFI dismissed Arthur Andersen LLP as its independent auditor and appointed PricewaterhouseCoopers LLP to replace Arthur Andersen. CFI's understanding is that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Arthur Andersen if the engagement partner and the manager for the CFI audit are no longer with Arthur Andersen. Both the engagement partner and the manager for the CFI audit are no longer with Arthur Andersen. As a result, CFI has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Registration Statements of its audit report with respect to CFI's financial statements included in its Annual Report to Shareholders for the year ended September 30, 2001. Under these circumstances, Rule 437a under the Securities Act permits CFI to file this Registration Statement without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under this Registration Statement made on or after January 31, 2003. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including CFI's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.